Exhibit 10.8
FORM OF SHARED SERVICES AGREEMENT
between
EQUAGEN, LLC
and
ENTERGY SERVICES, INC.
Dated as of ______, 2008

TABLE OF CONTENTS

Page
ARTICLE 1 Definition of Terms	3

ARTICLE 2 Scope of Support Services	6

2.1 General	6
2.2 Management Personnel and Technical Personnel	6
2.3 Compliance and Qualifications	7
2.4 Non-Exclusivity	7
2.5 Material Changes in Business Practices	7

ARTICLE 3 Services Provided to Others and Responsibility for Payment	8

3.1 Services Provided to Others	8

ARTICLE 4 Access to Facilities and Information, Audits and Regulatory Access	8

4.1 Access to Facilities	8
4.2 Audits	7
8
ARTICLE 5 Fees, Charges and Payments	9

5.1 Fees and Charges	9
5.2 Payments	9

ARTICLE 6 Responsibility For Costs	9

6.1 Facility Costs	9

ARTICLE 7 Term and Termination	10

7.1 Term	10
7.2 Termination Because of Governmental or Judicial Acts	10
7.3 Termination for Cause	10
7.4 Termination Resulting From Compliance Event	11
7.5 Reduction of Services; Termination for Convenience	12
7.6 Non-Exclusive Remedy	12
7.7 Transition	13

ARTICLE 8 Force Majeure	13

8.1 Effect of Force Majeure	13

ARTICLE 9 Insurance and Nuclear Liability Protection	14

9.1 Coverage by ESI	14
9.2 Relationship of Insurance Coverage and Indemnity Obligations	15

i

ii

EXHIBITS

A-	Technical Services
B-	Support Services, Management Functions and Organizational Chart
C-	Decision Matrix
D-	Calculation of Charges
E-	Wire Transfer Instructions
F-	Demobilization Costs
G-	Applicable EquaGen Policies

iii

SHARED SERVICES AGREEMENT
     This agreement, made as of                      , 2008 (this “Agreement”), by and between EquaGen, LLC, a Delaware limited liability company (“EquaGen”), and Entergy Services, Inc., a                      corporation (ESI,” each of EquaGen and ESI, a “Party,” and together, the “Parties”).
R E C I T A L S:
     WHEREAS, ESI employs individuals experienced in nuclear power plant operations and management and desires to provide management and technical services to EquaGen as provided further in this Agreement;
     WHEREAS, EquaGen provides management services to its wholly-owned subsidiary ENOI (as defined below) and to third parties and desires to utilize management and technical services provided by ESI in the provision of such services to ENOI and third parties;
     WHEREAS, pursuant to settlement agreements between Entergy Corporation or its subsidiaries and state and municipal regulatory bodies having jurisdiction over the traditional utility subsidiaries of Entergy Corporation, including (i) the “LPSC Staff Stipulation” dated April 30, 2008 between Entergy Louisiana, LLC, Entergy Gulf States Louisiana, L.L.C. and the Louisiana Public Service Commission, (ii) the “Settlement Agreement Applicable to Entergy’s Nonregulated Investments” dated March 19, 1998 between Entergy Corporation and the Council for the City of New Orleans; (iii) the “Affiliate Interest Conditions” dated      ,    1993 between Entergy Corporation and the Louisiana Public Service Commission; and (iv) the “Settlement Agreement” dated October 27, 1992 between Entergy Corporation, the Arkansas Public Service Commission, the Mississippi Public Service Commission, and the Council for the City of New Orleans (such settlement agreements collectively the “State and Municipal Settlements”), ESI and EquaGen, as wholly or partially-owned subsidiaries of Entergy Corporation, are required to observe certain pricing rules for the sale of services by ESI to EquaGen;
     WHEREAS, ESI and EquaGen are required to observe certain pricing rules for the sale of services by ESI to EquaGen pursuant to undertakings in Federal Energy Regulatory Commission (“FERC”) Docket No. EC08-46-000 and applicable FERC policies (such undertakings and policies collectively the “FERC Requirements”); and
     WHEREAS, the employees of EquaGen are, and are intended to be, solely and exclusively the employees of EquaGen and the employees of ESI are, and are intended to be, solely and exclusively the employees of ESI.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITION OF TERMS
     The following terms, when used in this Agreement, shall have the meanings indicated below:
     1.1. “Applicable EquaGen Policies” means (i) EquaGen’s codes of conduct for non-employees; (ii) certain rules and policies of a general corporate nature; and (iii) certain rules and policies relating to the operation of nuclear generating facilities for which EquaGen provides services, all as set out in Exhibit G, together with (iv) specific site level procedures relating to the operation of each nuclear generating facility for which EquaGen provides services. Items (i), (ii) and (iii) of the previous sentence may be modified by EquaGen from time to time, and EquaGen shall give EOI notice of any such modifications as soon as practicable thereafter. Item (iv) may be modified by EquaGen from time to time, and EquaGen shall give notice of specific site level procedures to Management Personnel relevant to the provision of Support Services by such personnel.
     1.2. “Applicable Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, constitutions, ordinances, common laws, or treaties of any federal, state or local government, or any subdivision or regulatory body or agency thereof, or any court, having jurisdiction over, or application to, either of the Parties, or the Facilities, or the ownership, operation or maintenance of the Facilities, or any acts or transactions contemplated, undertaken or performed in connection with any aspect of this Agreement.
     1.3. “Applicable Permits” means the Operating Licenses, and all other licenses, permits, approvals, exemptions, orders or authorizations of, and all filings, registrations, or qualifications with, any federal, state or local government, or any subdivision or regulatory body or agency thereof, or any court, having jurisdiction over, or application to, either of the Parties, or any of the Facilities, or the ownership, operation or maintenance of any of the Facilities, or any acts or transactions contemplated, undertaken or performed in connection with any aspect of this Agreement.
     1.4. “ENOI” means ENOI, LLC, a Delaware corporation and wholly-owned subsidiary of EquaGen.
     1.5. “Entergy” means Entergy Corporation, a Delaware corporation.
     1.6. “Entergy Group” shall have the meaning given to it in the Separation Agreement.
     1.7. “EOI” means Entergy Operations, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Entergy.

     1.8. “Facility” means any nuclear generating facility for which ENOI is the NRC licensed operator and any nuclear generating facility owned or managed by a third party to whom EquaGen has agreed to provide services.
     1.9. “FICA” means the Federal Insurance Contribution Act.
     1.10. “Good Utility Practices” means any of the practices, methods and acts engaged in or approved by a significant proportion of the nuclear power plant industry at the time of the reference, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with reliability, safety and expedition. Good Utility Practices shall apply not only to functional parts of the nuclear generating facility in question, but also to appropriate structures, landscaping, signs, lighting and other facilities. Good Utility Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of prudent and acceptable practices, methods or acts.
     1.11. “Governmental Authority” means any United States federal, state or local government, or governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     1.12. “Joint Venture Group” shall have the meaning given to it in the Separation Agreement.
     1.13. “Management Personnel” means individuals to be provided by ESI from time to time to perform managerial functions involved in the provision of Support Services to EquaGen pursuant to this Agreement. “Management Personnel” shall not include any bargaining unit employees of ESI or any of its subsidiaries or contractors. Management Personnel will perform Support Services for EquaGen pursuant to this Agreement, subject to the overall direction, ultimate control and approval of EquaGen.
     1.14. “Management Services” means management services for the direction of EquaGen’s business, including the integration and implementation of the Technical Services provided pursuant to this Agreement.
     1.15. “NRC” means the United States Nuclear Regulatory Commission or its successor having responsibility for administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and any amendments thereto.
     1.16. “Operating License” means any operating license issued by the NRC with respect to any Facility.
     1.17. “Owner” means the Entergy Group excluding any member of the Joint Venture Group.
     1.18. “Separation Agreement” means the Separation and Distribution Agreement by and between Entergy and Enexus Energy Corporation, dated as of ______, 2008, as amended or otherwise modified from time to time.

     1.19. “Support Personnel” means the Management Personnel and the Technical Personnel. “Support Personnel” shall not include any bargaining unit employees of ESI or any of its subsidiaries or contractors.
     1.20. “Support Services” means (i) Management Services and (ii) Technical Services, each as further authorized and limited in accordance with ARTICLE 2 and the other provisions of this Agreement.
     1.21. “Technical Personnel” means individuals other than the Management Personnel to be provided by ESI from time to time to perform Technical Services for EquaGen pursuant to this Agreement. “Technical Personnel” shall not include any bargaining unit employees of ESI or any of its subsidiaries or contractors.
     1.22. “Technical Services” means services in the areas of (i) Operations Support (safety and human performance and security), (ii) Administrative Services, (iii) Alliances, (iv) Nuclear Fuels Procurement, (v) Materials, Procurement & Contracts, (vi) Information Technology, (vii) Project Management, (viii) Engineering, and (ix) Relicensing as further specified in Exhibit A to this Agreement.
     1.23. “Transition Period” means the six-month period after the delivery of a notice of termination for cause, a notice of termination for convenience or a notice of termination following a governmental or judicial act, as applicable.
     1.24. “Willful Misconduct or Gross Negligence” means any act or omission that is authorized, undertaken or omitted with an intention that such act or omission will result in, or that is authorized, undertaken or omitted consciously with prior actual knowledge that such act or omission is likely to result in, or that is authorized, undertaken or omitted with reckless disregard of facts or law indicating that such act or omission is likely to result in, actionable damages, or other actionable equitable or legal remedies, or injury to any person or property, or material violation or material failure to fulfill the requirements of any Applicable Laws, Applicable Permits, Applicable EquaGen Policies, or any EquaGen contract, including this Agreement.
     The Parties agree that any acts or omissions of ESI that are authorized, directed or controlled by EquaGen in a situation where EquaGen has actual knowledge of the likelihood of injury, damage, or violation of Applicable Laws, Applicable EquaGen Policies, Applicable Permits or EquaGen contracts resulting from such acts or omissions will not be asserted by EquaGen as constituting Willful Misconduct or Gross Negligence of ESI. Likewise, authorizations or acts or omissions by EquaGen taken in reliance on advice provided by ESI or Support Personnel will not be asserted by ESI as constituting Willful Misconduct or Gross Negligence of EquaGen.

ARTICLE 2
SCOPE OF SUPPORT SERVICES
          2.1 General.
               (a) ESI agrees to provide the Support Services to EquaGen through the Support Personnel.
               (b) ESI agrees that it shall perform the Support Services in a professional, diligent, timely and thorough manner consistent with Good Utility Practices, Applicable Laws, Applicable Permits (including, without limitation, the Operating Licenses) and Applicable EquaGen Policies.
          2.2 Management Personnel and Technical Personnel.
               (a) As part of the furnishing of Support Services, ESI shall provide EquaGen with (i) Management Personnel to perform the management functions indicated in Exhibit B and (ii) Technical Personnel as necessary to perform the Technical Services.
               (b) In the event that individual Support Personnel cease to provide Support Services as a result of death, disability, retirement, resignation or removal by ESI in its discretion, ESI shall promptly provide replacement Support Personnel to perform such functions. EquaGen shall not have the right to require ESI to remove Support Personnel from their positions; provided that nothing in this sentence shall limit the exercise by EquaGen of its other rights and remedies pursuant to this Agreement.
               (c) ESI, and not EquaGen, shall be solely responsible and liable for: (i) payment of wages or salary or other compensation for Support Personnel, (ii) as applicable, withholding and payment of federal, state and local individual income taxes, FICA, and other taxes and applicable amounts with respect to any payment made to such Support Personnel and (iii) providing to Support Personnel, as applicable, all pension, welfare and other employment-related benefits. At no time during the performance of this Agreement shall any Support Personnel be an employee of EquaGen; nor shall any such individual or entity be eligible to receive any employee compensation or employment-related benefits that EquaGen or any parent company may offer or sponsor.
               (d) Notwithstanding other provisions of this Agreement, it is the Parties’ intention that Support Personnel shall have status as statutory employees of EquaGen or similar designation for purposes of providing statutory immunity from tort suit under La. R.S. 23:1061 or other applicable state law as necessary to reduce exposure of EquaGen to general tort and other liability, while the Support Personnel are working at, or performing work in support of, the Facilities.  For all other purposes, the parties intend that ESI shall be the sole employer of all Support Personnel.  EquaGen will have no employment relationship with such employees.
               (e) ESI agrees that in setting compensation for the Support Personnel it shall include performance incentives for the safe, reliable and efficient operation of the Facilities; provided that such incentives shall not prevent the provision of incentives by ESI with respect to nuclear generating facilities operated by EOI. ESI shall on an annual basis seek and reasonably consider the input of EquaGen in setting the performance metrics upon which incentive compensation of Support Personnel is to be based.
               (f) In providing Support Services the Support Personnel shall direct the employees of EquaGen in accordance with the organizational chart set out in Exhibit B and may be subject to direction by other employees of EquaGen as provided on such chart. Management Personnel shall be empowered to bind EquaGen as agents acting on its behalf in accordance with the decision matrix set out in Exhibit C.
          2.3 Compliance and Qualifications.
     In connection with the business of EquaGen and the Facilities, ESI shall cause all Support Personnel provided hereunder to bring to bear his or her full experience and expertise in the performance of his or her duties and to comply with Applicable EquaGen Policies, including without limitation procedures applicable to personnel granted unescorted access to the Facilities. However, no Support Personnel shall be required to comply with Applicable EquaGen Policies that are inconsistent with Applicable Laws or Applicable Permits. Any perceived conflict between an Applicable EquaGen Policy and an Applicable Law or Applicable Permit by a member of the Support Personnel shall be promptly reported to EquaGen. Support Personnel providing services under this Agreement shall all be qualified and capable of performing their duties consistent with Good Utility Practices, Applicable Laws, and Applicable Permits. Support Personnel shall also meet all applicable Operating License, technical specifications, and other applicable regulatory requirements and commitments.
          2.4 Non-Exclusivity.
     Nothing in this Agreement shall prevent the Support Personnel provided by ESI from simultaneously serving as officers or managers of affiliates of ESI or from performing work for entities other than EquaGen, including but not limited to the performance of work for ESI’s affiliate EOI; provided that the holding of such positions and performance of such work does not result in a diminution of the quality of Support Services to be provided pursuant to this Agreement; and provided further that EquaGen is not charged for time spent by the Support Personnel on such other matters.
          2.5 Material Changes in Business Practices.

               (a) Subject to the right of EquaGen to exercise direction over the performance of Support Services by ESI, EquaGen agrees to consult with ESI prior to taking any action that could reasonably be expected to have a material impact on ESI’s ability to perform its obligations under this Agreement.
               (b) ESI agrees to consult with EquaGen prior to taking any action that could reasonably be expected to have a material impact on ESI’s ability to provide services to EquaGen under this Agreement, including:
                    (i) Material legal or regulatory proceedings; and
                    (ii) Material changes in its financial position.
ARTICLE 3
SERVICES PROVIDED TO OTHERS AND RESPONSIBILITY FOR PAYMENT
          3.1 Services Provided to Others.
     It is understood that Support Services provided by ESI pursuant to this Agreement may be provided directly or indirectly to (i) EquaGen’s wholly-owned subsidiary, ENOI, or (ii) the owners or operators of third party nuclear generating facilities to whom EquaGen or one of its subsidiaries has agreed to provide services. Notwithstanding the previous sentence, EquaGen shall have the sole obligation to pay for all services provided by or on behalf of ESI pursuant to this Agreement.
ARTICLE 4
ACCESS TO FACILITIES AND INFORMATION, AUDITS AND REGULATORY ACCESS
          4.1 Access to Facilities.
     EquaGen agrees that, subject to nondisclosure restrictions as may be imposed by preexisting contracts and applicable legal requirements, it will provide access to the Facilities, its personnel, its books, records, studies, reports, contracts, data and other information to the extent reasonably necessary for ESI to provide the Support Services pursuant to this agreement. Each Party agrees that all confidential, non-public information to which it is provided access during the term of this Agreement shall remain the property of the disclosing Party or the entity producing such information and shall not be used other than to the extent necessary for the performance of obligations under this Agreement, nor shall it be disclosed to third parties, except as permitted by ARTICLE 13 of this Agreement.
          4.2 Audits.

          (a) ESI shall maintain complete books and records regarding all costs and other information involved in the provision of services pursuant to this Agreement.
          (b) EquaGen shall have the right, at its own expense, to conduct audits of ESI’s books and records at times reasonably requested by EquaGen. EquaGen shall have the right, at its own expense, to conduct, or have conducted by an independent accounting firm, audits of ESI’s books and records that relate to costs charged by ESI or other matters arising under this Agreement. In furtherance of this audit right, upon reasonable notice ESI shall make available to EquaGen or its independent accounting firm all relevant accounting and financial books and records as may be requested by EquaGen. ESI shall make commercially reasonable efforts to obtain from any of its subcontractors or suppliers such supporting documentation as EquaGen may request.
ARTICLE 5
FEES, CHARGES AND PAYMENTS
          5.1 Fees and Charges.
     As required by some or all of the State and Municipal Settlements and the FERC Requirements, EquaGen shall pay charges to ESI for Support Services provided pursuant to this Agreement in an amount equal to (i) the fully-allocated cost of providing such services, plus (ii) 5% of such fully-allocated cost, and as otherwise provided in Exhibit D.
          5.2 Payments.
     On or before the 15th day after the end of each calendar month ESI shall render to EquaGen a bill for services provided in the previous month. EquaGen shall deposit the amount owed into ESI’s bank account on or before the 10th day following the rendering of such bill. All payments shall be by wire transfer to the account as provided in Exhibit E.
ARTICLE 6
RESPONSIBILITY FOR COSTS
          6.1 Facility Costs.
     The Parties understand and agree that as between the Parties, EquaGen is and shall remain responsible for all costs associated with the ownership, operation and maintenance of the Facilities, including costs of capital improvements and additions at the Facilities. All authorizations for expenditures made by Support Personnel in connection with the Facilities shall be made in their role as agents of EquaGen and in accordance with Applicable EquaGen Policies, including without limitation, expenditure and budget limitations and procurement policies. Subject to the provisions of ARTICLE 10 and other applicable provisions of this Agreement, neither ESI nor any of its subsidiaries or any of their officers or employees (including the Support Personnel) shall incur any independent or individual liability for Facility costs, debts, or other obligations of EquaGen arising from the operations of or other activities at the Facilities.
ARTICLE 7
TERM AND TERMINATION
          7.1 Term.
     The initial term of this Agreement shall commence as of the the distribution of the common stock of Enexus Energy Corporation to Entergy shareholders, and, unless sooner terminated as allowed by this ARTICLE 7, shall expire upon the expiration of the term of the last Operating License that remains in effect for any nuclear generating facility operated by ENOI, including any extension or renewal of the term of such Operating License by the NRC.
          7.2 Termination Because of Governmental or Judicial Acts.
     If any term or provision of this Agreement (other than the provisions in this ARTICLE 7 dealing with termination as a result of bankruptcy or insolvency) should be declared invalid or unenforceable by a court of competent jurisdiction or by other governmental or regulatory action, policy or order, and if performance of material obligations hereof by either Party is thereby prohibited or substantially impaired by any such action, policy or order (including, without limitation, any action, policy or order to the effect that the execution or performance of this Agreement will result in modification or transfer of any of the Operating Licenses), the Parties agree that, to the extent practical, they will renegotiate this Agreement in good faith to permit this Agreement to be performed or the terms to be implemented as close as possible to the original intent in a manner that will be consistent with the relevant action, policy or order. However, if such renegotiation is not possible or practical, or if the Parties cannot reach agreement on the terms of the revised agreement, either Party may terminate this Agreement by providing the other Party written notice of termination in which case this agreement shall terminate upon expiration of the Transition Period or such shorter period for the effective date of termination as may be required by law. In the event of termination pursuant to this Section 7.2, neither Party shall have further obligations hereunder except as expressly provided otherwise in this Agreement.
          7.3 Termination for Cause.
     Either Party may by written notice terminate this Agreement for cause for the following reasons:
               (a) Failure by the other Party to make a payment that is due and payable which failure is not remedied within 30 days of receiving notice thereof;

               (b) Breach of any nonpayment obligations under this Agreement in any material respect which breach is not cured to the satisfaction of the non-breaching Party within 30 days of receiving notice thereof;
               (c) Breach by the other Party of its representations or warranties which breach is not cured to the satisfaction of the non-breaching Party within 30 days of receiving notice thereof;
               (d) Commencement of voluntary or involuntary bankruptcy, insolvency or similar proceeding by or against the other Party which proceeding is not dismissed within 60 days of its commencement or the appointment of a receiver or trustee for either Party or a substantial part of its assets, if such receiver or trustee is not discharged within 60 days.
If a notice of termination is sent pursuant to subsection (a), this Agreement shall terminate immediately upon receipt of such notice. If a notice of termination is sent pursuant to subsection (b), (c), or (d) following expiration of the applicable cure period, this Agreement shall terminate upon the expiration of the Transition Period.
          7.4 Termination Resulting From Compliance Event.
               (a) ESI may terminate this Agreement for cause as provided in this section if (i) Management Personnel recommend to EquaGen a corrective action within the professional area of responsibility of such Management Personnel consistent with Good Utility Practices, Applicable Laws, and Applicable Permits, and regarding identified deficiencies likely to result in specific and identified material adverse consequences to a Facility or its operations; and (ii) EquaGen acts or fails to take reasonable actions in a manner that (A) constitutes Willful Misconduct or Gross Negligence, (B) violates Applicable Laws or Applicable Permits, and (C) results in an immediate threat of (1) injury to persons or (2) criminal sanctions.
               (b) If a cause for termination as defined in subsection (a) above has occurred (a “Compliance Event”), ESI shall provide written notice to EquaGen specifying its basis for belief that such Compliance Event has occurred and that ESI intends to terminate this Agreement, unless the Compliance Event is cured within 30 days of the written notice of intent to terminate. If after such 30-day cure period the Compliance Event has not been corrected, or if the Parties agree in writing that a longer period of time will be allowed in order to allow the Compliance Event to be corrected and the Compliance Event is not so corrected within such longer period of time, then ESI may thereafter terminate this Agreement for cause by sending a notice of termination and without payment of any termination charge. Such termination shall take effect upon the expiration of the Transition Period or at such earlier point in time as may be agreed by the Parties. A dispute by EquaGen of ESI’s determination that a Compliance Event has occurred may be instituted by EquaGen pursuant to ARTICLE 14, but such dispute shall not delay ESI’s right to terminate as provided herein; nor will such termination of the Agreement preclude a determination that such termination was wrongful or other resolution of the dispute pursuant to ARTICLE 14.
          7.5 Reduction of Services; Termination for Convenience.
               (a) EquaGen shall have the right for its own convenience and upon six months’ written notice to reduce or cease taking specific Support Services provided by ESI. ESI shall not have any obligation to recommence providing such Support Services once they have been terminated by EquaGen.
               (b) EquaGen shall have the right for its own convenience upon written notice to terminate this Agreement in its entirety. In such instances this Agreement shall terminate after the completion of the Transition Period.
          7.6 Non-Exclusive Remedy.
     If either Party provides a notice of termination to the other under this ARTICLE 7, all provisions of this Agreement, and all rights and obligations of the Parties hereunder, will continue in full force and effect from and after the date of the notice of termination until the effective date of termination, including any right, remedy or liability resulting from nonperformance or other breach of the Agreement that occurs prior to the effective date of termination. The rights to terminate set out in this ARTICLE 7 are in addition to any other right or remedy provided under this Agreement, or now or hereafter existing at law or in equity or by statute, and the exercise of said rights shall not be deemed as a waiver or relinquishment by the terminating Party of any of its other rights, or remedies, including any right to recover damages for any breach of this Agreement or for any unperformed balance, subject to the limitations in ARTICLE 10. Any dispute regarding grounds for termination and the application of this ARTICLE 7 or for damages recoverable as a result of a breach of this Agreement shall be subject to ARTICLE 14, regardless of whether the dispute is instituted prior or subsequent to the effective date of termination. Further to the foregoing:
               (a) EquaGen shall pay ESI for Support Services provided prior to the termination date;
               (b) In the event of a reduction in Support Services or a termination of this Agreement by EquaGen for convenience, EquaGen shall reimburse ESI for all reasonable demobilization costs actually incurred by ESI as a result of such reduction up to an amount not to exceed $                    . ESI shall use all reasonable efforts to minimize the incurrence of such demobilization costs. For the avoidance of doubt, reasonable demobilization costs shall include those types of costs specified on Exhibit F;

               (c) If either Party terminates for cause, the terminating Party shall have no liability to the other Party upon termination, except for the payments set forth in (a) above; in addition, the terminating Party shall have the right to recover damages for any breach of the Agreement or for any unperformed balance, subject to the limitations on liability set forth in the Agreement; and
               (d) If either Party terminates pursuant to Section 7.2 neither Party shall have any liability to the other Party upon termination, except for the payments set forth in (a) above.
          7.7 Transition.
     During the Transition Period, if applicable, the Parties shall work in mutual, good faith to ensure a smooth transition to the operation by the Parties and their affiliates of their businesses without this Agreement being in effect.
ARTICLE 8
FORCE MAJEURE
          8.1 Effect of Force Majeure.
               (a) As used in this ARTICLE 8, the term “Force Majeure” shall mean any cause or causes not reasonably within the control of a Party, occurring without the fault or negligence of such Party, and the effects of which could not have been avoided by such Party through the exercise of reasonable diligence, including, without limitation by enumeration, acts of God, acts of the public enemy, inability to obtain or renew a necessary license, permit or approval, acts of military authorities, acts of local, state or federal agencies or regulatory bodies (including acts mandating the termination or delay of performance under this Agreement), court actions, arrests or restraints.
               (b) If because of Force Majeure, a Party is unable to carry out its obligations (other than the obligation to make a payment) as provided for pursuant to this Agreement, and upon such Party giving written notice to the other Party of such Force Majeure, then such Party’s obligation to perform shall be suspended from and after the date of the notice to the extent made necessary by such Force Majeure and during its continuance. The notice shall specify the nature of the Force Majeure, the obligation which such Party is unable to perform or furnish due to Force Majeure, and such Party’s best estimate of the probable duration of the Force Majeure. Each Party shall use its best efforts to avoid or eliminate such Force Majeure insofar as possible with a minimum of delay and to resume performance as soon as and to the extent possible.

ARTICLE 9
INSURANCE AND NUCLEAR LIABILITY PROTECTION
          9.1 Coverage by ESI.
               (a) Without limiting any obligations or liabilities of ESI under this Agreement, ESI shall provide and maintain with respect to the services it provides during the course of the Agreement at its own expense, without direct reimbursement, insurance coverage in forms and amounts which ESI believes will adequately protect it, but in no case less than:
     (i) Workers’ Compensation Insurance, and such insurance shall be in accordance with all applicable state, federal, and maritime laws, including Employer’s Liability Insurance in the amount of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee.  Policy shall be endorsed to include a waiver of subrogation in favor of EquaGen, its Owners and affiliated and associated companies.  This coverage shall be maintained regardless of the number of employees employed by ESI or the type of work performed.
     (ii) Commercial General Liability Insurance including Contractual Liability Coverage covering liability assumed under this Agreement, Products/Completed Operations Coverage, Broad Form Property Liability Coverage, and Personal Injury Coverage in the amount of $1,000,000 per occurrence / $2,000,000 general aggregate for Bodily Injury and Property Damage. Coverage to include the Underground Collapse and Explosion Hazards if applicable.
     (iii) Commercial Automobile Liability Insurance including all owned, hired, leased, and/or non-owned vehicles, with a combined single limit of $1,000,000 per accident.
     (iv) If services hereunder are professional in nature, Errors and Omissions Liability Insurance as may be appropriate and available in an amount not less than $3,000,000 per claim, covering claims or damages because of injury or damages arising out of any act, error or omission of ESI in the rendering of professional services.
     (v) Excess Liability Coverage to provide excess of paragraphs (i) Employer’s Liability, (ii), (iii) and (iv) above in the amount of $20,000,000 per occurrence.

               (b) ESI insurance policies required in paragraphs (a)(ii), (a)(iii) and (a)(v) above, shall name EquaGen, its Owners and affiliated and associated companies as Additional Insured with respect to ESI’s liability arising from this Agreement.  ESI hereby waives all rights of recourse, including any right to which another may be subrogated, against EquaGen, its Owners and affiliated and associated companies for personal injury, including death, and property damage
               (c) All of ESI policies of insurance shall be primary and noncontributing with any insurance maintained by EquaGen, its Owners and affiliated and associated companies.  Policies are to provide EquaGen with 30 days’ prior written notice of cancellation or any material adverse change in conditions. Policies are to be written by insurers that carry a minimum A.M. Best Rating of A: VII.
               (d) ESI shall endeavor to provide EquaGen with Certificates of Insurance issued to EquaGen, as the Certificate Holder, evidencing coverage currently in effect upon execution and for the duration of this Agreement.
               (e) ESI shall require any subcontractor providing services under this Agreement to carry insurance coverage in a form and amount consistent with the requirements of this Section 9.1.  ESI shall obtain Certificates of Insurance evidencing such coverage’s prior to the commencement of work by the subcontractor and shall present such Certificates to EquaGen upon request.
               (f) ESI may choose to self-insure the insurance required above as long as all insurance mechanisms which protect or are intended to protect EquaGen, including additional insured status, waiver of subrogation and waiver of rights of recovery remain enforceable and available for EquaGen’s benefit. All amounts of self-insured retentions and insurance deductibles for the insurance required herein are the responsibility of ESI.
          9.2 Relationship of Insurance Coverage and Indemnity Obligations.
     Each Party intends that its insurance coverage shall apply to its indemnity and defense obligations set forth in ARTICLE 10, but that such indemnity and defense obligations shall not be limited to the minimum limits of insurance set forth above and instead shall be limited in accordance with ARTICLE 10.
ARTICLE 10
LIMITATIONS ON LIABILITY, FIDUCIARY DUTIES AND INDEMNIFICATION
          10.1 Warranty.

               ESI warrants to EquaGen that the Support Services will be performed in a professional, diligent, timely and thorough manner consistent with Good Utility Practices, Applicable Laws, Applicable Permits, Applicable EquaGen Policies and this Agreement.
          10.2 Remedy.
               If ESI breaches the warranty provided in Section 10.1, EquaGen may at its option require ESI to correct or re-perform such services at ESI’s sole cost; provided that the cost of such correction or re-performance to be borne by ESI shall be capped at the total of net payments for Support Services received by ESI during the six-month period preceding the event giving rise to correction or re-performance, and any additional cost shall be borne by EquaGen. EquaGen’s right to require such correction or re-performance, and any liability under ESI’s indemnification obligations, shall be the exclusive remedies available to EquaGen where EquaGen is not enforcing its rights, if any, to terminate this Agreement, and shall be in lieu of any claim for monetary damages.
          10.3 Indemnity.
               (a) ESI indemnifies EquaGen, including its subsidiaries, personnel, officers, directors, employees and agents (“Indemnified Party”) for all claims, expenses (including reasonable attorney’s fees), losses, liabilities, or damages of any kind whatsoever brought by ESI’s own employees or contractors providing services on ESI’s behalf (including employment and benefit claims) that arise out of services provided by ESI pursuant to this Agreement, except (i) in instances covered by insurance obtained by EquaGen but only to the extent of coverage by such insurance; and (ii) instances involving discrimination, harassment, defamation or other intentional torts by an Indemnified Party.
               (b) ESI indemnifies each Indemnified Party for all claims by the Indemnified Party arising out of ESI’s wrongful termination of this Agreement or acts or omissions of ESI’s own employees, subsidiaries or contractors providing services on ESI’s behalf that constitute Willful Misconduct or Gross Negligence. This indemnity excludes claims arising out of nuclear incidents or nuclear energy hazards and is capped at the total of net payments for services received by ESI from EquaGen during the six-month period preceding the event giving rise to indemnification.
          10.4 Defense of Indemnified Claims.
               (a) If either EquaGen or any other person entitled to indemnification pursuant to any indemnification covenant contained in this Agreement (an “Indemnitee”) receives notice of any claim, or of the commencement of any action or proceeding with respect to which ESI is obligated to provide indemnification, the Indemnitee shall promptly give ESI written notice of such claim, action or proceeding. The notice shall specify, if known, the amount or an estimate of the amount of liability arising from the claim, action or proceeding.

               (b) The Indemnitee shall permit ESI to assume the defense of any such claim, action or proceeding; provided that counsel for ESI, who shall conduct the defense of the claim, action or proceeding, shall be approved by the Indemnitee, whose approval shall not be unreasonably withheld. Notwithstanding the foregoing, (i) if the Indemnitee reasonably determines that there may be a conflict between the positions of ESI and the Indemnitee in connection with the claim, action, or proceeding, or that there may be legal defenses available to the Indemnitee different from or in addition to those available to ESI, then counsel for the Indemnitee shall be entitled to conduct a defense to the extent reasonably necessary to protect the interests of the Indemnitee, and (ii) in any event, the Indemnitee shall be entitled, at its own cost and expense, to have Indemnitee’s counsel participate in, though not conduct, the defense.
               (c) ESI shall not, except with the consent of each Indemnitee, consent to the entry of any judgment, or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnitee a release from all liability in respect of the claim, action or proceeding. The Indemnitee shall not settle or compromise any claim, action or proceeding for which it asserts a right to indemnification without the prior written consent of ESI, which consent shall not be unreasonably withheld.
          10.5 Survival.
     The provisions of this ARTICLE 10 shall specifically survive the expiration or termination of this Agreement for any reason.
          10.6 Disclaimer of Warranties; Manufacturers’ Warranties.
     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY TO SUPPORT SERVICES PERFORMED HEREUNDER.
          10.7 Limitation of Liability.
     Neither Party, nor any of its agents, subcontractors, representatives, employees, officers, or directors, shall be liable under this Agreement to the other Party, or the other Party’s agents, subcontractors, or customers, for any indirect, special, punitive, incidental or consequential damages, including, without limitation, (1) loss of profits or business opportunities, (2) damages suffered as a result of the loss of the use of the Facilities or equipment, (3) cost of purchased or replacement power (including any differential in fuel costs), (4) cost of capital, (5) damage to reputation, (6) damage to credit worthiness or credit standing, or (7) diminution of stock price or value, with respect to any claim based on or in any way connected with this Agreement, whether arising in contract (including, without limitation, breach of warranty), tort (including, without limitation, negligence, strict liability or breach of fiduciary duty), under the laws of real property, or under any other legal or equitable theory and regardless as to whether either or both of the Parties knew or should have known of the possibility of such damages.
ARTICLE 11
COMPLIANCE WITH LAWS, REGULATIONS AND SITE REQUIREMENTS
          11.1 General.
     Both Parties shall observe and comply with all applicable Facility health, safety and security rules, programs or procedures and shall abide by all Applicable Laws and Applicable Permits in connection with services provided pursuant to this Agreement.
          11.2 Energy Reorganization Act.
     Without limiting the generality of Section 11.1 above, both Parties specifically agree to comply with Section 211 of the Energy Reorganization Act of 1974, as amended (the “Act”), which prohibits NRC licensees and their contractors and subcontractors from discharging or otherwise discriminating against any employee engaging in protected activities described in the Act. If either Party’s employees, agents, subcontractors or suppliers file a complaint with the Department of Labor pursuant to the provisions of Section 211 of the Act and if such complaint is made either directly or indirectly in connection with the services performed pursuant to this Agreement, then the Party first receiving notice of such complaint shall promptly notify the other Party of the complaint and the Parties shall keep each other advised as to all significant developments regarding such complaint. Both Parties further agree that neither Party will enter into any agreement affecting compensation, terms, conditions and privileges of employment, including any agreement to settle a complaint filed by an employee with the Department of Labor pursuant to Section 211 of the Act, that contains any provisions prohibiting or otherwise discouraging an employee from providing the NRC with information on hazardous conditions, potential violations or any other matters within the NRC’s regulatory responsibilities.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
          12.1 Representations of ESI.
     ESI hereby represents and warrants to EquaGen that, as of the date of execution of this Agreement:
               (a) ESI is a corporation, duly organized and existing in good standing under the laws of the State of Delaware and duly qualified to do business as a foreign corporation in the States of Arkansas, Connecticut, Delaware, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, New York, North Carolina, Texas and Vermont.

               (b) ESI has taken all corporate or company action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
               (c) This Agreement, including without limitation the indemnity and limitation of liability provisions, has been duly authorized, executed and delivered and, to the best of ESI’s knowledge, constitutes the valid and binding obligation of ESI, enforceable against ESI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.
               (d) The execution and delivery of this Agreement and the performance by ESI of its obligations hereunder will not violate any contract to which ESI or any of its affiliated companies is a party, or any law, order, judgment or decree of any federal, state or local court.
               (e) The execution and delivery of this Agreement and the performance by ESI of its obligations hereunder do not require the approval of any Governmental Authority or any other action or filing under Applicable Laws that has not been obtained or made prior to the execution of this Agreement.
               (f) Other than as previously disclosed to EquaGen, there are no actions, suits, or proceedings pending or threatened against ESI before any federal, state, local or other governmental department, regulatory agency or judicial body that would, if decided adversely, have a material adverse effect on ESI, its business or its ability to perform this Agreement.
          12.2 Representations of EquaGen.
     EquaGen hereby represents and warrants to ESI that, as of the date of execution of this Agreement:
               (a) EquaGen is a limited liability company, duly organized and existing in good standing under the laws of the State of Delaware and duly qualified to do business as a foreign limited liability company in the State of                     .
               (b) EquaGen has taken all company action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

               (c) This Agreement, including without limitation the indemnity and limitation of liability provisions, has been duly executed and delivered by EquaGen and, to the best of EquaGen’s knowledge, constitutes the valid and binding obligation of EquaGen, enforceable against EquaGen in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.
               (d) The execution and delivery of this Agreement and the performance by EquaGen of its obligations hereunder will not violate any contract or agreement to which EquaGen is a party or any law, order, judgment or decree of any federal, state or local court.
               (e) The execution and delivery of this Agreement and the performance by EquaGen of its obligations hereunder do not require the approval of any Governmental Authority or any other action or filing under Applicable Laws that has not been obtained or made prior to the execution of this Agreement.
               (f) Other than as previously disclosed to ESI, there are no actions, suits or proceedings pending or threatened against EquaGen before any federal, state, municipal or any other governmental department, regulatory agency or judicial body that would if decided adversely have a material adverse effect on EquaGen, its business or its ability to perform this Agreement.
ARTICLE 13
CONFIDENTIALITY
          13.1 Nondisclosures, Restricted Data and Safeguards Information.
               (a) Each Party (the “Receiving Party”) shall maintain the confidentiality of all proprietary, non-public data and information relating to the business affairs of the other Party (the “Disclosing Party”) which the Receiving Party may have access to or receive from it. The Receiving Party shall treat all data, reports and other written documents developed by the Disclosing Party and provided to it as part of the services pursuant to this Agreement as the proprietary information of the Disclosing Party. The Receiving Party shall not publish or otherwise disclose to anyone outside of the Disclosing Party except to the Receiving Party’s affiliates, and its and their agents, subcontractors, attorneys or consultants who are under obligations of confidentiality, without the prior written consent of the Disclosing Party, and the Receiving Party shall not use (other than in connection with the performance by the Receiving Party and its affiliates and subcontractors of its obligations under this Agreement), any of the proprietary, non-public information provided to it by the Disclosing Party.

               (b) Each Party agrees that, unless otherwise required by law, it will not permit any person to have access to Restricted Data of the other Party, as defined in 42 U.S.C. § 2014(y), until and unless the Federal Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations and loyalty of such person and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security.
               (c) Notwithstanding any other provision of this Agreement, any access to Safeguards Information, as defined in 10 C.F.R. § 73.2, shall be subject to the limitations and conditions of 10 C.F.R. § 73.21. Both Parties agree that any information provided under this Agreement will not be used or controlled in a manner that would (1) compromise any part of the safeguards plans for the Facilities or (2) otherwise be in contravention of Applicable Laws.
          13.2 Notification.
     The Parties further agree to notify each other of any requests by a third party, including any regulatory body, for the disclosure of any information to be treated as confidential pursuant to this ARTICLE 13 and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable court orders, laws or regulations.
          13.3 Permitted Disclosures.
     Notwithstanding anything to the contrary herein, neither Party nor the employees of either of them shall be restricted in any way from providing safety or other information to the NRC on matters within the NRC’s regulatory responsibilities or from disclosing information to the extent required for compliance with Applicable Laws, participation in the Electric Utility Cost Group or PL-113. The Parties shall also be entitled to disclose the terms of this Agreement to financial institutions or insurance and bonding companies to the extent necessary to secure and enforce the insurance and other financial protection required under ARTICLE 9.
ARTICLE 14
DISPUTE RESOLUTION
          14.1 Voluntary Resolution.
     In order to avoid contentious litigation and to resolve any disputes as amicably as possible, the Parties agree that any dispute arising out of or relating to this Agreement that cannot be resolved between the Parties, whether in contract, tort, under statutory law, or otherwise, shall be resolved either (i) through discussion between the chief executive officers of the Parties (ii), voluntary non-binding mediation pursuant to Section 14.2 below, or other mutually agreed alternative dispute resolution methods, or (iii) failing resolution through steps (i)

and (ii), by litigation. Either Party may commence the process of dispute resolution by written notice to the other of the matter in dispute and providing a written description of the Party’s position with respect to the dispute. In the next 30 days following such notice, the officers described above, or their designees, shall use their best efforts to resolve the dispute. If, however, the Parties are unable to reach agreement after using their best and good faith efforts to resolve the dispute within such 30-day period or such additional period as the Parties may agree, then either Party may initiate non-binding mediation proceedings in accordance with Section 14.2.
          14.2 Mediation.
     Either Party may notify the other Party that it desires to commence non-binding mediation following exhaustion of the executive resolution process described in Section 14.1 in accordance with the Model Procedure for Mediation of Business Disputes of the Center for Public Resources (CPR). The Parties will jointly appoint a mutually acceptable, independent and qualified mediator, who shall never have previously provided services to either of the Parties. The notice shall contain the name of one or more proposed independent, experienced mediators and a statement of the matter in dispute, including any remedies sought. The Party receiving such notice shall have 15 days to respond in writing, agreeing to a proposed mediator or proposing an alternate, independent mediator and designating any other matter for arbitration. If the Parties fail to mutually agree upon an independent, experienced mediator within 30 days after the response was received, the mediator shall be selected with assistance from the CPR. The selected mediator shall sign an engagement letter or agreement with both Parties explaining the scope of the mediation services to be performed and obligating ESI and EquaGen to share equally the mediator’s fees and expenses. The Parties agree to participate in good faith negotiations and mediation with the mediator for a period of at least 60 days after the mediation agreement has been executed and to schedule within 30 days from the date of execution of the mediation agreement with the mediator at least one meeting among both Parties and the mediator, at which meeting both Parties shall be entitled to present their positions and receive advice from the mediator.
          14.3 Location.
     The mediation shall be held at a location to be mutually agreed to in the mediation agreement with the mediator, and failing agreement between EquaGen and ESI shall be in Jackson, Mississippi.
          14.4 Cost.
     Each Party shall pay its own costs incurred in connection with mediation proceedings, except for the fees and expenses of the arbitrator, which shall be equally divided between the Parties.
          14.5 Litigation.

     If the Parties are not successful in resolving the dispute though mediation, then after the sixty-day mediation period, either Party may seek an adjudicated resolution through an appropriate court in the State of Delaware having jurisdiction.
          14.6 Ongoing Duties and Rights.
     During the pendency of any alternative dispute resolution process pursuant to Section 14.1 or any mediation or litigation proceeding pursuant to this ARTICLE 14, the Parties shall continue otherwise to perform their obligations under this Agreement. However, the commencement or pendency of such alternative dispute resolution processes or litigation proceedings shall not limit or suspend the availability of any other rights or remedies of the Parties under this Agreement, including, without limitation, the termination provisions of ARTICLE 7. In the event EquaGen disputes the amount of a bill for Support Services rendered by ESI, EquaGen shall pay such bill on a timely basis in accordance with Section 5.2 but such payment shall be subject to refund of any amounts incorrectly billed plus interest from the date of payment as may be determined pursuant to the dispute resolution provisions of this ARTICLE 14.
ARTICLE 15
MISCELLANEOUS
          15.1 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than conflict of laws principles.
          15.2 Notice.
     All notices required to be given pursuant to this Agreement shall be in writing or made electronically or by facsimile if promptly confirmed in writing. Written notices shall be deemed to have been given when deposited in the United States mail, first class, postage pre-paid and, until written notice of a new address is given, shall be addressed as follows:
          If to ESI:
          With copy to:
          If to EquaGen:
          With copy to:

          15.3 Amendments.
     No amendment, modification or waiver of any term or provision of this Agreement shall be effective unless in writing and signed on behalf of both Parties by their authorized representatives.
          15.4 Titles and Headings.
     Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          15.5 Exhibits.
     The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
          15.6 Non-Waiver.
     The failure of either Party to insist upon or enforce, in any instance, performance by the other Party of any of the terms of this Agreement or to exercise any rights conferred herein shall not be construed as a waiver or relinquishment of its rights to assert or rely upon such terms or rights on any future occasion.
          15.7 Survival.
     Obligations of payment accrued prior to termination, indemnity, confidentiality, dispute resolution, limitations on liability and releases undertaken or provided pursuant to this Agreement shall survive termination or expiration of this Agreement.
          15.8 Assignment.
     This Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other Party.
          15.9 Relationship.

     Nothing in this Agreement shall be deemed or construed to create a partnership, joint venture or any similar relationship between ESI and EquaGen. ESI shall at all times act as, and be, an independent contractor of EquaGen with respect to the services provided under the terms of this Agreement. Nothing in this Agreement authorizes EquaGen or ESI to assume any duty or obligation the other may have under any collective bargaining agreements and such duties or obligations shall remain at all times the responsibility of EquaGen or ESI, respectively as may be required by the provisions of their own collective bargaining agreements.
          15.10 Separate Labor Relations, Benefits and Human Resources Staffs
     The Parties agree that, except as may be specifically provided in separate agreements, ESI and EquaGen’s wholly-owned subsidiary ENOI shall have entirely separate managers, directors and other employees responsible for human resources, benefits, and labor relations. Those individuals will be supervised by and report to executives with the employer-entity that they serve. There will be no reporting relationship between, direction of, or control of ENOI labor relations, benefits and human resources executives, on the one hand, and Entergy corporate or ESI labor relations, benefits and human resources executives on the other.
          15.11 Third Party Beneficiaries
     Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          15.12 Entire Agreement and Construction.
     This Agreement, including Exhibits A through G hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings with respect to the subject matter hereof. In the event of any inconsistency or conflict between the text of this Agreement (excluding the Exhibits) and the Exhibits hereto, the text of this Agreement (excluding the Exhibits) shall govern.
          15.13 Severability.
     It is agreed that if any clause or provision of this Agreement is held by a competent court to be illegal or void, the validity of the remaining provisions of this Agreement shall not be affected, and the rights and the obligations of the Parties shall be enforced as if the Agreement did not contain such illegal or void provisions, but the Party’s obligations and rights under Section 7.2 shall also remain in affect.

          WITNESS WHEREOF, EquaGen and ESI have executed this Agreement effective as of the date first mentioned above.

EQUAGEN, LLC

By:

Title:

Date:

ENTERGY SERVICES, INC.

By:

Title:

Date: